                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER




                                  BY AND AMONG


                         CONVERGENT HOLDING CORPORATION


                        CONVERGENT ACQUISITION SUB, INC.,


                          SCHLUMBERGER TECHNOLOGY CORP.


                                       AND


                          CONVERGENT GROUP CORPORATION




                                   DATED AS OF
                                OCTOBER 13, 2000







================================================================================


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
                                TABLE OF CONTENTS

                                                                                                               PAGE



         AGREEMENT AND PLAN OF MERGER.............................................................................1

ARTICLE 1 DEFINITIONS AND INTERPRETATION..........................................................................2
         Section 1.1 Definitions..................................................................................2
         Section 1.2 Interpretation..............................................................................11

ARTICLE 2 THE OFFER AND MERGER...................................................................................11
         Section 2.1 The Offer...................................................................................11
         Section 2.2 Company Actions.............................................................................13
         Section 2.3 Directors...................................................................................14
         Section 2.4 The Merger..................................................................................15
         Section 2.5 Directors and Officers of the Surviving Corporation.........................................15
         Section 2.6 Effective Time..............................................................................15
         Section 2.7 Closing.....................................................................................16
         Section 2.8 Subsequent Actions..........................................................................16
         Section 2.9 Stockholders'Meeting........................................................................16
         Section 2.10 Merger Without Meeting of Stockholders.....................................................17

ARTICLE 3 CONVERSION OF SECURITIES...............................................................................17
         Section 3.1 Conversion of Capital Stock.................................................................17
         Section 3.2 Exchange of Company Certificates............................................................18
         Section 3.3 Dissenting Shares...........................................................................19
         Section 3.4 Company Stock Option Plans..................................................................19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................20
         Section 4.1 Organization; Qualification.................................................................21
         Section 4.2 Subsidiaries and Affiliates.................................................................21
         Section 4.3 Capitalization..............................................................................21
         Section 4.4 Authorization, Validity of Agreement, Company Action........................................23
         Section 4.5 Board Approvals Regarding Transactions......................................................23
         Section 4.6 Vote Required...............................................................................23
         Section 4.7 Consents and Approvals, No Violations.......................................................23
         Section 4.8 Reports and Financial Statements............................................................24
         Section 4.9 Books and Records...........................................................................25
         Section 4.10 No Undisclosed Liabilities.................................................................25
         Section 4.11 Interim Operations.........................................................................25
         Section 4.12 Absence of Certain Changes.................................................................25
         Section 4.13 Litigation.................................................................................27
         Section 4.14 Company Benefit Plans......................................................................27
         Section 4.15 Tax Matters, Government Benefits...........................................................29
         Section 4.16 Title to Properties; Encumbrances..........................................................30
         Section 4.17 Leases.....................................................................................31

                                                 i
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         Section 4.18 Environmental Laws.........................................................................31
         Section 4.19 Intellectual Property......................................................................32
         Section 4.20 Employment Matters.........................................................................34
         Section 4.21 Compliance with Laws.......................................................................35
         Section 4.22 Contracts and Commitments..................................................................35
         Section 4.23 Customers and Suppliers....................................................................36
         Section 4.24 Information in Schedule 14D-9..............................................................37
         Section 4.25 Information in Proxy Statement.............................................................37
         Section 4.26 Opinion of Financial Advisor...............................................................37
         Section 4.27 Absence of Questionable Payments...........................................................37
         Section 4.28 Insider Interests..........................................................................38
         Section 4.29 Brokers or Finders.........................................................................38
         Section 4.30 Insurance..................................................................................38

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF STC, PARENT AND PURCHASER............................................38
         Section 5.1 Organization................................................................................38
         Section 5.2 Authorization, Validity of Agreement, Necessary Action......................................38
         Section 5.3 Consents and Approvals, No Violations.......................................................39
         Section 5.4 Information in Documents....................................................................39
         Section 5.5 Information in Proxy Statement..............................................................39
         Section 5.6 Sufficient Funds............................................................................40
         Section 5.7 Share Ownership.............................................................................40
         Section 5.8 Parent's and Purchaser's Operations.........................................................40
         Section 5.9 Brokers or Finders..........................................................................40

ARTICLE 6 COVENANTS..............................................................................................40
         Section 6.1 Interim Operations of the Company...........................................................40
         Section 6.2 Access; Confidentiality.....................................................................43
         Section 6.3 Reasonable Efforts..........................................................................44
         Section 6.4 Notification of Competing Transaction.......................................................45
         Section 6.5 Publicity...................................................................................45
         Section 6.6 Notification of Certain Matters.............................................................46
         Section 6.7 Directors'and Officers'Insurance and Indemnification........................................46
         Section 6.8 State Takeover Laws.........................................................................47
         Section 6.9 Purchaser Compliance........................................................................47
         Section 6.10 Board Meeting..............................................................................47
         Section 6.11 Further Action.............................................................................47
         Section 6.12 Employees..................................................................................48

ARTICLE 7 CONDITIONS.............................................................................................48
         Section 7.1 Conditions to Each Party's Obligation to Effect the Merger..................................48

ARTICLE 8 TERMINATION............................................................................................49
         Section 8.1 Termination.................................................................................49
         Section 8.2 Effect of Termination.......................................................................50

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ARTICLE 9 MISCELLANEOUS..........................................................................................51
         Section 9.1 Fees and Expenses...........................................................................51
         Section 9.2 Amendment and Modification..................................................................52
         Section 9.3 Nonsurvival of Representations and Warranties...............................................52
         Section 9.4 Notices.....................................................................................52
         Section 9.5 Counterparts................................................................................53
         Section 9.6 Entire Agreement; No Third Party Beneficiaries..............................................53
         Section 9.7 Severability................................................................................53
         Section 9.8 Governing Law...............................................................................53
         Section 9.9 Enforcement.................................................................................54
         Section 9.10 Waiver of Jury Trial.......................................................................54
         Section 9.11 Extension, Waiver..........................................................................54
         Section 9.12 Assignment.................................................................................54


Appendix A - Conditions to the Offer

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2000 (this "AGREEMENT"), by and among Convergent Holding Corporation, a Delaware corporation ("PARENT"), Convergent Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("PURCHASER"), Schlumberger Technology Corp., a Texas corporation ("STC"), and Convergent Group Corporation, a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement have the respective meanings ascribed to them in ARTICLE 1.

         WHEREAS, the board of directors of each of Parent, Purchaser and the Company have approved, and deems it fair to, advisable and in the best interests of its respective companies and stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all shares of the issued and outstanding shares of common stock, $0.001 par value, of the Company (the "COMPANY COMMON STOCK"), for $8.00 per share, net to the seller in cash, less any required withholding taxes;

         WHEREAS, also in furtherance of such acquisition, the board of directors of each of Parent, Purchaser and the Company have approved this Agreement and the Transactions in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the board of directors of the Company, based upon the recommendation of the Special Committee, has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and adopt this Agreement and each of the Transactions upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, as of the date of this Agreement, the Contributing Stockholders, Cinergy Ventures, LLC ("CINERGY") and STC entered into a Subscription Agreement with Parent and certain affiliates of Parent, pursuant to which each such Contributing Stockholder has, among other things, agreed to contribute at least 80% of his, her or its Shares and STC has, among other things, agreed to contribute an amount of cash to the Parent in exchange for shares of stock in Parent upon the terms and subject to the conditions set forth in the Subscription Agreement;

         WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, each of the Contributing Stockholders and Cinergy, concurrently with the execution and delivery of this Agreement, is entering into a Voting Agreement, dated as of the date of this Agreement, with Parent and Purchaser, pursuant to which each of the Contributing Stockholders is agreeing, among other things, not to tender a portion of the Shares held by him, her or it in the Offer and to grant Parent a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Voting Agreements;

         WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, each of the Major Stockholders, concurrently with the execution and delivery of this Agreement, is entering into a Tender Agreement, dated as of the date of this Agreement, with Parent and Purchaser, pursuant to which each of the Major Stockholders is agreeing, among other things, to tender the Shares held by it in the Offer, to grant Parent an option to purchase such Shares and to grant Parent a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Tender Agreements; and


         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

Section 1.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "ACQUISITION PROPOSAL" means any proposal or offer from any Person (other than Parent, Purchaser or any of their Affiliates) to acquire (i) all or a substantial part of the business or properties of the Company or any Company Significant Subsidiary or any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transactions involving the Company or any Company Significant Subsidiary or (ii) fifteen percent (15%) or more of the capital stock or other equity interests in the Company or one hundred percent (100%) of the capital stock or other equity interests in any Company Significant Subsidiary.

         "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         "AGREEMENT" has the meaning ascribed to it in the forepart of this Agreement.

         "APPOINTMENT DATE" means the time the Persons designated by Purchaser have been elected to, and shall constitute a majority of, the Company's board of directors pursuant to SECTION 2.3.

         "ASSOCIATE" has the meaning set forth in Rule 12b-2 of the Exchange
Act.

         "BALANCE SHEET" means the most recent audited consolidated balance sheet of the Company and its Subsidiaries included in the Financial Statements.

         "BALANCE SHEET DATE" means the date of the Balance Sheet.

         "BENEFIT PLAN" means any employee benefit fund, plan, program, arrangement and contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not.

         "BENEFICIAL OWNERSHIP", "BENEFICIALLY OWNED", or "BENEFICIALLY OWN", with respect to any securities, shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 of the Exchange Act.

         "BOARD FRACTION" means a fraction, the numerator of which shall be the number of Shares which Parent and its Subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York are permitted by law, rule or regulation to be closed.

         "CERTIFICATE OF MERGER" means a certificate of merger, to be reasonably agreed upon by Parent, Purchaser and the Company, to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL, as contemplated by
SECTION 2.6.

         "CLOSING" means the closing referred to in SECTION 2.7.

         "CLOSING DATE" means the date and time on which the Closing occurs.

         "COMMON STOCK EXCHANGE RATIO" has the meaning ascribed to it in SECTION 3.4(a).

         "COMPANY" has the meaning ascribed to it in the recitals of this Agreement.

         "COMPANY AGREEMENT" means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

         "COMPANY BENEFIT PLAN" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or any Company Subsidiary.

         "COMPANY CERTIFICATE" has the meaning ascribed to it in SECTION 3.1(c).

         "COMPANY DISCLOSURE LETTER" means the disclosure letter, dated the date of this Agreement and prepared by the Company and delivered to Purchaser simultaneously with the execution of this Agreement.

         "COMPANY ERISA AFFILIATE" means the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is or was under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA.

         "COMPANY INTELLECTUAL PROPERTY" means all patents, registered trademarks and material unregistered trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, mask works, technology, supplier lists, trade secrets, proprietary know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("Technical Documentation"), registrations and applications for any of the foregoing and all other tangible or intangible proprietary and non-proprietary information or materials that are or have been used in (including in the development of) the Company's or any Company Subsidiary's business and/or in any product, technology or process (i) currently being manufactured, published or marketed by the Company or any Company Subsidiary, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company or any Company Subsidiary.

         "COMPANY MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the Company and the Company Subsidiaries, that is materially adverse to the business, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition, operations, earnings or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse circumstance, change in, or effect relating to (i) the announcement or pendency of the Transactions, (ii) conditions affecting the industries in which the Company or any Company Subsidiary participates or the U.S. economy as a whole, (iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (v) actions required to be taken under applicable laws, rules or regulations, so long as any such occurrence or event (with respect to items (ii), (iv) or (v)) does not disproportionately affect the Company and the Company Subsidiaries, taken as a whole; PROVIDED, FURTHER, that a change in the market price or trading volume of the Company Common Stock shall not, in itself, be deemed to constitute a Company Material Adverse Effect.

         "COMPANY OPTION" means an option to purchase Shares which has been granted by the Company pursuant to the Company's 1999 Stock Option Plan and which is outstanding at the Effective Time.

         "COMPANY SEC DOCUMENTS" means each form, report, schedule, statement and other document filed or required to be filed by the Company through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document filed through the date of this Agreement, whether or not such amendment is required to be so filed.

         "COMPANY SIGNIFICANT SUBSIDIARY" means a Company Subsidiary which would constitute a "significant subsidiary" within Rule 1-02(w) or Regulation S-X of the Securities Act.

         "COMPANY STOCK OPTION PLAN" means the Company's 1999 Stock Option Plan.

         "COMPANY SUBSIDIARY" means each Person which is a Subsidiary of the Company.

         "COMPANY'S KNOWLEDGE," "the knowledge of the Company", "the knowledge of the Company and its Subsidiaries", "best knowledge of the Company" and similar phrases incorporating the word "know" or "known" mean, with respect to any matter in question, the actual knowledge of such matter held by any of Glenn
E. Montgomery, Jr., Bryan R. Mileger, Scott M. Schley, James Baxter, Gregory H. Courniotes, Andrea S. Maizes, David J. Rubinstein or Larry J. Engelken.

         "CONFIDENTIALITY AGREEMENT" means that certain letter agreement entered into and as amended prior to the date hereof, between the Company and an Affiliate of STC.

         "CONTRIBUTING STOCKHOLDERS" means the Persons named as Management Investors in the Subscription Agreement.

         "COPYRIGHTS" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), moral rights, rights of publicity and all registrations and applications to register the same.

         "DGCL" means the General Corporation Law of the State of Delaware.

         "DISSENTING SHARES" means any Shares as to which the holder thereof has demanded and perfected their appraisal rights with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal.

         "EFFECTIVE TIME" means the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger.

         "END USER LICENSES" means object code end-user licenses granted to end users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

         "ENVIRONMENTAL CLAIM" means any claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

         "ENVIRONMENTAL LAW" means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of the environment, human health or occupational health and safety, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXPENSES" means an amount equal to all reasonable, documented, out-of-pocket expenses incurred by the Parent and its Affiliates in connection with the Transactions; PROVIDED, HOWEVER, that such amount shall not exceed $2.0 million.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" means the bank or trust company designated by Parent to act as agent for the holders of the Shares pursuant to SECTION 3.2(a).

         "EXPIRATION DATE" has the meaning ascribed to it in SECTION 2.1.

         "FINANCIAL STATEMENTS" means each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL ENTITY" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person exercising the authority of any of the foregoing.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IPO DATE" means the date of the Company's initial public offering of its Common Stock.

         "IRS" means the United States Internal Revenue Service and any successor agency performing similar functions under the Internal Revenue Code.

         "INDEMNIFIED PARTY" means each present and former officer and director, fiduciary or agent of the Company or the Company Subsidiaries, and each Person who become any of the foregoing prior to the Effective Time.

         "INTELLECTUAL PROPERTY" means each of the Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and together with rules and regulations promulgated thereunder.

         "LICENSES" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

         "MAJOR STOCKHOLDERS" means InSight Capital Partners III, L.P., InSight Capital Partners III (Cayman), L.P., InSight Capital Partners III (Co-Investors), L.P., GS Private Equity Partners II, L.P., GS Private Equity Partners II Offshore, L.P., GS Private Equity Partners III, L.P., GS Private Equity Partners III Offshore, L.P., NBK/GS Private Equity Partners, L.P. and Cinergy.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyl's, radon and lead or lead-based paints and materials.

         "MERGER" means the merger of Purchaser into the Company referred to in
SECTION 2.4.

         "MERGER CONSIDERATION" means an amount of cash equal to the Offer Price, which amount shall not include interest, regardless of when paid.

         "MINIMUM CONDITION" means the condition that, pursuant to the Offer, there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, not less than that number of Shares which, when added with the Shares beneficially owned by STC, Parent and Purchaser and when added to the Shares to be contributed to Parent pursuant to the Subscription Agreement hereof, constitutes at least a majority of the Shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination), excluding any Shares held by the Company or any of its Subsidiaries).

         "OFFER" means the cash tender offer to be made by Purchaser pursuant to
SECTION 2.1 to acquire any and all of the issued and outstanding shares of common stock, $0.001 par value, of the Company, at the Offer Price.

         "OFFER DOCUMENTS" means the Offer to Purchase and a form of letter of transmittal and summary advertisement filed as exhibits to the Schedule TO/Schedule 13E-3, together with any amendments and supplements thereto.

         "OFFER PRICE" means eight dollars ($8.00) per Share, net to the seller in cash, less any required withholding Taxes, or such increased amount, if any, as Purchaser may offer to pay as contemplated by SECTION 2.1(a).

         "OFFER TO PURCHASE" means the offer to purchase included in the Schedule TO/Schedule 13E-3 filed with the SEC pursuant to SECTION 2.1(b).

         "OPTION" means the option to purchase the Shares held by the Major Stockholders granted to the Parent pursuant to Section 2.3 of the Tender Agreement.

         "PARENT" has the meaning ascribed to it in the forepart of this Agreement.

         "PARENT COMMON STOCK" means shares of common stock, par value $0.01 per share, of Parent.

         "PARENT MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on Parent and its Subsidiaries that is materially adverse to the business, properties, assets, liabilities (absolute, accrued, contingent or otherwise), financial condition, operations, earnings or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any adverse circumstance, change in, or effect relating to (i) the announcement or pendency of the Transactions, (ii) conditions affecting the industries in which the Parent or Surviving Corporation participates or the U.S. economy as a whole, (iii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (v) actions required to be taken under applicable laws, rules or regulations, so long as any such occurrence or event (with respect to items (ii), (iv) or (v)) does not disproportionately affect Parent.

         "PATENTS" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

         "PAYMENT DATE" has the meaning ascribed to it in SECTION 2.1.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means any natural person, corporation, limited liability company, partnership, association, Governmental Entity or other artificial person or entity.

         "PURCHASER" has the meaning ascribed to it in the forepart of this Agreement.

         "PURCHASER COMMON STOCK" means common stock, par value $0.001 per share, of Purchaser.

         "PRODUCT" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including any product sold in the United States by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

         "PROXY STATEMENT" means the proxy statement to be filed by the Company with the SEC pursuant to SECTION 2.9(a)(ii), together with all amendments and supplements thereto and including the exhibits thereto.

         "RETAINED EMPLOYEES" means those Persons who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time.

         "SCHEDULE TO/SCHEDULE 13E-3" means the tender offer statement on Schedule TO filed by Purchaser with the SEC pursuant to SECTION 2.1(b), and which shall include, if necessary, Schedule 13E-3, which shall be jointly filed by Purchaser and the Company, together with all amendments and supplements thereto and including the exhibits thereto.

         "SCHEDULE 14D-9" means the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the SEC pursuant to SECTION 2.2(a), together with all amendments and supplements thereto and including the exhibits thereto.

         "SEC" means the United States Securities and Exchange Commission and any successor agency performing similar functions.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECTION 203 APPROVAL" means the action taken by the Company's board of directors referred to in SECTION 4.5(b) with respect to Section 203 of the DGCL.

         "SEVERANCE AGREEMENTS" means employment and severance agreements and arrangements, as amended through the date of this Agreement, with respect to employees and former employees of the Company or the Company Subsidiaries.

         "SHARES" means shares of common stock, par value $0.001 per share, of the Company.

         "SPECIAL COMMITTEE" means the special committee of the board of directors of the Company comprised solely of members who are not employees of the Company.

         "SPECIAL MEETING" means the special meeting of stockholders of the Company referred to in SECTION 2.9(a)(i).

         "SUBSCRIPTION AGREEMENT" means each Subscription and Contribution Agreement, dated as of the date of this Agreement, by and among the Contributing Stockholders and Parent.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "SUPERIOR PROPOSAL" means an Acquisition Proposal (but changing the fifteen percent (15%) amount in clause (a)(ii) of the definition of Acquisition Proposal to fifty percent (50%)) which is (a) (i) a bona fide written offer,
(ii) capable of being, and likely to be, funded on the terms disclosed, and
(iii) likely to be consummated in accordance with its terms, each as determined in good faith by the board of directors and consistent with the advice of an independent investment bank and (b) the board of directors determines in good faith (after (i) receiving advice from the Company's independent investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Transactions and (ii) consultation with outside legal counsel) that failure to take such action would likely be contrary to its fiduciary duties to the Company's stockholders under applicable law.

         "SURVIVING CORPORATION" has the meaning ascribed to it in SECTION 2.4.

         "TAX" and "TAXES" mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, intangibles, stamp, registration, net worth, tariffs, documentation and other taxes, and shall include interest, penalties or additions attributable thereto.

         "TAX RETURN" means any form, return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any elections, estimates, declarations, disclosures, schedules or attachments thereto, and including any amendment thereof.

         "TENDER AGREEMENT" means each agreement, dated as of the date of this Agreement, among the Major Stockholders, Parent and Purchaser, pursuant to which each Major Stockholder has agreed, among other things, to tender the Shares held by such Major Stockholder in the Offer and to grant Parent the Option and a proxy with respect to the voting of such Shares upon the terms and subject to the conditions set forth therein.

         "TERMINATION DATE" means March 31, 2001; PROVIDED, HOWEVER, that such date shall be extended if Purchaser extends the Offer beyond such date pursuant to SECTION 2.1.

         "TERMINATION FEE" means $8 million.

         "TITLE IV PLAN" means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code.

         "TRADEMARKS" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

         "TRADE SECRETS" means all computer software; databases; works of authorship; mask works; trade secrets and, to the extent protectible as a matter of law, other confidential information, technology; know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

         "TRANSACTIONS" means the transactions provided for or contemplated by this Agreement and the Tender Agreements, including the Offer and the Merger.

         "VOTING AGREEMENT" means the Voting Agreement, dated as of the date of this Agreement, among each Contributing Stockholder, the Parent and the Purchaser.

         "VOTING DEBT" means indebtedness having general voting rights and debt convertible into securities having such rights.

Section 1.2 INTERPRETATION. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

                                   ARTICLE 2

                              THE OFFER AND MERGER

         Section 2.1 THE OFFER.

         (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 8.1 and none of the events set forth in Appendix A to this Agreement shall have occurred and be existing, as promptly as practicable but no later than ten (10) Business Days following the execution and delivery of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a cash tender offer to acquire any and all Shares at the Offer Price. Subject to the Minimum Condition and subject to the other conditions set forth in Appendix A to this Agreement, Purchaser shall consummate the Offer in accordance with its terms and to accept for payment and pay for Shares tendered pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law (such date being referred to as the "Payment Date"). The Offer shall be made by means of the Offer to Purchase and shall be subject only to the Minimum Condition and the other conditions set forth in Appendix A to this Agreement and shall reflect, as appropriate, the other terms set forth in this Agreement. Purchaser shall not (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price,
(iii) decrease the number of Shares sought, (iv) change the form of consideration payable in the Offer, (v) impose additional conditions to, or change the conditions of, the Offer or (vi) amend any other term of the Offer in any manner that would reasonably be expected to be materially adverse to the stockholders of the Company, without the written consent of the Special Committee. If on the expiration date of the Offer (the "EXPIRATION DATE"), which shall initially be twenty (20) Business Days after the date the Offer is commenced, all conditions to the Offer (other than those conditions which by their nature are to be satisfied at the time Shares are accepted for payment pursuant to the Offer) are not then satisfied or waived, Purchaser shall extend the Expiration Date until the time such conditions are satisfied or earlier waived and Parent becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; PROVIDED, HOWEVER, that (x) in no event shall such extensions extend beyond the Termination Date and (y) Purchaser shall obtain the Company's agreement as to the date of any such extension; PROVIDED, FURTHER, HOWEVER, that if Purchaser and Parent cannot agree to the date of any such extension, the Expiration Date shall be extended for three Business Days. In addition, if within three Business Days of the Expiration Date the Company has delivered a Section 6.4(b) Notice to the Parent, Purchaser shall extend the Expiration Date to a date four Business Days from the date of such Section 6.4(b) Notice. Purchaser agrees that it shall not terminate or withdraw the Offer or extend (or request to extend) the Expiration Date unless at the Expiration Date, all of the conditions to the Offer described in Appendix A hereto (other than those conditions which by their nature are to be satisfied at the time Shares are accepted for payment pursuant to the Offer) shall not have been satisfied or earlier waived. In addition, Purchaser may increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by applicable law in connection with such increase, in each case without the consent of the Company; PROVIDED, HOWEVER, that if any such extension is required by applicable law and such extended Expiration Date is later than the Termination Date, then the Termination Date shall be extended until such date as is required to comply with applicable law. In addition, Purchaser may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period pursuant to the requirements of Rule 14d-11 under the Exchange Act, of not more than twenty Business Days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the Expiration Date (as so extended) and not withdrawn a number of Shares which, when added to the Shares, if any, beneficially owned by STC, Parent or Purchaser and when added to the Shares to be contributed to Parent pursuant to the Subscription Agreement, represents at least ninety percent of the outstanding Shares.

         (b) As soon as practicable, on the date the Offer is commenced, STC, Purchaser and the Company shall file with the SEC a tender offer statement on Schedule TO/Schedule 13E-3 with respect to the Offer. The Schedule TO/Schedule 13E-3 will comply in all material respects with the federal securities laws and will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement.

         (c) Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company (with respect to written information supplied by the Company specifically for use in the Schedule TO/Schedule 13E-3 or the Offer Documents, as to which the Company shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information), on the other hand, will promptly correct any information provided by it for use in the Offer Documents and amend the

Schedule TO/Schedule 13E-3, if and to the extent that it shall have become false or misleading in any material respect. In addition, the Parent and Purchaser shall supplement the Schedule TO/Schedule 13E-3 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser will take all steps necessary to cause the Offer Documents or the Schedule TO/Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the initial Schedule TO/Schedule 13E-3 before it is filed with the SEC. Parent and Purchaser will provide the Company and its counsel in writing with any comments or other communications, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO/Schedule 13E-3 or the Offer Documents, promptly after the receipt of such comments or other communications.

         (d) If Parent exercises the Option, then each of the conditions to the Offer shall be deemed to be waived by each of STC, Parent and Purchaser by virtue of such purchase, except for those conditions that cannot be waived by the terms hereof or in accordance with applicable law.

         Section 2.2 COMPANY ACTIONS.

         (a) As soon as practicable on the date the Offer is commenced, the Company shall file, with the SEC, the Schedule 14D-9, which shall, subject to the provisions of SECTION 6.4(b), contain the recommendation referred to in
SECTION 4.5(c) and shall file jointly with Parent the Schedule TO/Schedule 13E-3. At the time the Offer Documents are first mailed to the holders of Shares, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 or the Schedule TO/Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 or the Schedule TO/Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or the Schedule TO/Schedule 13E-3, promptly after the receipt of such comments or other communications.

         (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including lists of holders of the Shares, updated upon request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall each hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         (c) Solely in connection with the tender and purchase of Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by persons following exercise of employee stock options.

         Section 2.3 DIRECTORS.

         (a) Parent shall be entitled to designate such number, rounded up to the next whole number, of directors of the Company as is equal to the product of the total number of directors on the Company's board of directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The directors so designated by Parent shall take office immediately after (i) the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries beneficially own at least a majority of then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, whichever shall occur later. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its board of directors or to secure the resignations of such number of its incumbent directors, or both as is necessary to enable such designees of Parent to be so elected or appointed to the Company's board of directors in accordance with the terms of this SECTION 2.3(a), and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at such time. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Persons designated by Parent to constitute the same Board Fraction of
(i) each committee of the Company's board of directors (other than the Special Committee), (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board of directors.

         (b) Subject to applicable law, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under SECTION 2.3(a), including mailing to its stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company's board of directors immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares. Parent, Purchaser or any Contributing Stockholder will supply the Company all information with respect to either of them and their nominees, officers, directors and Affiliates required to be disclosed by such
Section 14(f) and Rule 14f-1 to enable the Company to include the necessary information in the Schedule 14D-9 to be mailed to holders of Shares on the commencement date of the Offer. The provisions of this SECTION 2.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a matter of law as a holder or beneficial owner of Shares with respect to the election of directors or otherwise.

         (c) In the event that Parent's designees are elected or appointed to the Company's board of directors, until the Effective Time, all members of the Special Committee shall remain on the board of directors. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company's board of directors, the affirmative vote of a majority of the Special Committee shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver adversely affects holders of Shares (other than Parent or Purchaser); (iii) take any other action under or in connection with this Agreement if such action adversely affects holders of Shares (other than Parent or Purchaser or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Company's board of directors.

         Section 2.4 THE MERGER. Subject to the satisfaction or waiver of conditions in SECTION 7 of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this SECTION 2.4. Pursuant to the Merger, (x) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and (y) the by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the DGCL. The parties hereby acknowledge that immediately after the Effective Time, the certificate of incorporation of the Surviving Corporation, shall be amended and restated in its entirety to be substantially identical to the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time.

         Section 2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Purchaser's directors at the Effective Time and the Company's officers at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors of the Company or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

         Section 2.6 EFFECTIVE TIME. Parent, Purchaser and the Company will cause the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as

Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

         Section 2.7 CLOSING. The closing of the Merger shall take place at 10 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE 7 (other than those conditions which by their nature are to be satisfied at the Closing), at the offices of Brobeck, Phleger & Harrison, LLP, 370 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021.

         Section 2.8 SUBSEQUENT ACTIONS. If at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 2.9 STOCKHOLDERS' MEETING.

         (a) If required by applicable law in order to consummate the Merger, the Company, acting through its board of directors, shall, as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of stockholders of the Company for the purpose of considering and taking action upon the adoption of this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to its stockholders, PROVIDED, that no amendment or supplement to such Proxy Statement will be made by the Company without the consent of Parent and its counsel, which consent shall not be unreasonably withheld or delayed;

                  (iii) subject to the provisions of SECTION 6.4(b), include in the Proxy

         Statement the recommendation of the board of directors of the Company based upon a recommendation of the Special Committee that stockholders of the Company vote in favor of the adoption of this Agreement;

                  (iv) use its commercially reasonable efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

         (b) As promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

         (c) Parent shall vote, or cause to be voted, all Shares beneficially owned by Parent, Purchaser or any of Parent's other Subsidiaries in favor of the adoption of this Agreement and the Merger.

         Section 2.10 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding
SECTION 2.9, in the event that Parent, Purchaser and any other Subsidiaries or Affiliates of Parent or Purchaser shall beneficially own in the aggregate a number of the outstanding shares of each class of capital stock of the Company, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE 7, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                   ARTICLE 3

                            CONVERSION OF SECURITIES

         Section 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

         (a) PURCHASER COMMON STOCK. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each Share held in the treasury of the Company or owned by any Company Subsidiary and each Share owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties), issued and outstanding immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) CONVERSION OF SHARES. Each issued and outstanding Share (other than Shares to be cancelled in accordance with SECTION 3.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share (each a "COMPANY CERTIFICATE") in the manner provided in SECTION 3.2. All such converted Shares, when so converted, shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to any Company Certificate except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Company Certificate in accordance with SECTION 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

         Section 3.2 EXCHANGE OF COMPANY CERTIFICATES.

         (a) Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to SECTION 3.1(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to SECTION 3.1(c). Such funds shall be invested as reasonably directed by Parent or the Surviving Corporation in reasonably prudent investments pending payment thereof by the Exchange Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation and no part of such earnings shall accrue to the benefit of holders of Shares and any Taxes payable on such earnings shall be the sole obligation of the Surviving Corporation.

         (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Company Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for payment of Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Company Certificate into which such Shares shall have been converted pursuant to SECTION 3.1, and the Company Certificate so surrendered shall be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

         (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company.

         (d) At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 3.3 DISSENTING SHARES.

         (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

         (b) Notwithstanding the provisions of SECTION 3.3(a), if any holder of Shares outstanding immediately prior to the Effective Time who demands appraisal of Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then after the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in SECTION 3.1(c), without interest, upon surrender of the Company Certificates representing such Shares pursuant to
SECTION 3.2.

         (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company or any of its directors or officers and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, settle or offer to settle any such demands.

         Section 3.4 COMPANY STOCK OPTION PLANS.

         (a) ASSUMPTION OF OPTIONS. At the Effective Time, the Company Stock Option Plan and each outstanding option to purchase Shares under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent. On the Closing Date, the Company shall deliver to Parent an updated list substantially similar to that presented in SECTION 4.3(a) OF THE COMPANY DISCLOSURE LETTER, current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will, in accordance with the Common Stock Exchange Ratio, be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, and (ii) the exercise price per share shall, in accordance with such Common Stock Exchange Ratio, remain as the exercise price per share in effect for that option immediately prior to the Effective Time. For purposes of this Agreement, the "Common Stock Exchange Ratio" shall be one share of Parent Common Stock for each share of Company Common Stock. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding options under the Company Stock Option Plan. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 20 Business Days after the Effective Time, Parent shall issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plan, a document in form and substance satisfactory to Company evidencing the foregoing assumption of such option by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery of options assigned to and assumed by it in accordance with this SECTION 3.4(a).

         (b) ASSIGNMENT OF REPURCHASE OPTIONS. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested Shares (the "Repurchase Options") shall, at the Effective Time, be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Common Exchange Ratio.

         (c) NOTIFICATION. As soon as practicable after the consummation of the Merger, Parent shall deliver to the holders of the assumed options to acquire Parent Common Stock appropriate notices setting forth such holders' rights pursuant to the applicable stock plans.

                                   ARTICLE 4

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Letter or in the Company SEC Documents, the Company represents and warrants to Parent and Purchaser that all of the statements contained in this ARTICLE 4 are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Company Disclosure Letter and each other response to this Agreement set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a section of this Agreement and relates only to such section, except to the extent that one portion of the Company Disclosure Letter specifically refers to another portion thereof, identifying such other portion by cross reference, or a reasonable interpretation from a reading of the specific disclosure (without any additional knowledge, facts or disclosures) is that such disclosure is also applicable to another section of this Agreement.

         Section 4.1 ORGANIZATION; QUALIFICATION. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where the failure to be so qualified, licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Purchaser true, complete and correct copies of the Company's Amended and Restated Certificate of Incorporation and Amended By-Laws (the "COMPANY ORGANIZATIONAL DOCUMENTS"), which Company Organizational Documents are in full force and effect.

         Section 4.2 SUBSIDIARIES AND AFFILIATES. SECTION 4.2 OF THE COMPANY DISCLOSURE LETTER sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity. All the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by the Company free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, licensed or in good standing could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation, by-laws or similar organizational documents of each Company Subsidiary, as presently in effect. With respect to any exception to ownership set forth in SECTION 4.2 OF THE COMPANY DISCLOSURE LETTER, the schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or affiliate of the Company, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

         Section 4.3 CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 125,000,000 Shares and 75,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this

Agreement, (i) 43,414,402 Shares are issued and outstanding, (ii) 5,000 Shares are issued and held in the treasury of the Company, (iii) no shares of preferred stock are issued and outstanding, and (iv) 4,484,786 Shares are reserved for issuance upon exercise of Company Options under the Company Stock Option Plan.
SECTION 4.3(a) OF THE COMPANY DISCLOSURE LETTER lists the holder of each outstanding Company Option, the number of Shares for which such Company Option is exercisable, the exercise price of such Company Option, the extent to which such Company Option will vest upon consummation of any of the Transactions and the vesting schedule of such Company Option. The terms of the Company Stock Option Plan and each Company Option permit the Parent's assumption of each outstanding Company Option and the conversion of that option into an option to purchase Parent Common Stock as provided in SECTION 3.4 of this Agreement and the assignment of the Company's repurchase rights with respect to any outstanding unvested shares of Company Common Stock under the Plan to Parent as provided in SECTION 3.4 of this Agreement, in each instance without the consent or approval of the holders of the Company Options or the unvested shares of Company Common Stock or the Company's stockholders. All the outstanding shares of the Company's capital stock are, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (x) there is no capital stock of the Company authorized, issued or outstanding; (y) there is no existing option, warrant, call, pre-emptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there is no outstanding contractual obligation of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person. With respect to any exception to the contractual obligations of the Company set forth in SECTION 4.3(a) OF THE COMPANY DISCLOSURE LETTER, the schedule completely and correctly identifies the parties to such obligations and the nature of any relationship of such party or any third party beneficiary of such obligations to the Company and any agreement, arrangement or understanding, whether written or oral, with respect to such relationship.

         (b) There is no voting trust or other agreement or understanding to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

         (c) No indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any indebtedness of the Company or any Company Subsidiary, (ii) the incurrence of indebtedness by the Company or any Company Subsidiary or (iii) the ability of the Company or any Company Subsidiary to grant any lien on the properties or assets of the Company or any Company Subsidiary.

         Section 4.4 AUTHORIZATION, VALIDITY OF AGREEMENT, COMPANY ACTION. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions, have been duly authorized by the Company's board of directors and, except for obtaining the approval of its stockholders as contemplated by SECTION 2.9, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws generally applicable to or affecting the enforcement of creditors' rights generally and except as to the extent the availability of equitable remedies may be limited by general principles of equity.

         Section 4.5 BOARD APPROVALS REGARDING TRANSACTIONS.

         (a) The Special Committee, at a meeting duly called and held, has (a) determined that each of the Agreement, the Offer and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) recommended that the board of directors of the Company approve the Transactions, and (c) recommended that the board of directors of the Company recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement. None of the aforesaid actions of the Special Committee has been amended, rescinded or modified.

         (b) The Company's board of directors, at a meeting duly called and held, has (a) determined that each of the Agreement, the Offer and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Transactions and (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt this Agreement, and none of the aforesaid actions by the Company's board of directors has been amended, rescinded or modified. Subject to SECTION 6.8, the action taken by the Company's board of directors constitutes approval of the Merger and each of the other Transactions, considered as a unitary transaction and not separately, by the Company's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or any of the other Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

         Section 4.6 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or adopt this Agreement. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger Agreement as contemplated by SECTION 2.9.

         Section 4.7 CONSENTS AND APPROVALS, NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation, the Amended By-Laws or similar organizational documents of the Company or any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets other than such breaches or violations that individually or in the aggregate could not reasonably be expected to (x) have a Company Material Adverse Effect, (y) materially impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions contemplated by this Agreement. There is no third party non-governmental consent, notice or approval related to the Company, any Company Subsidiary or any of their respective assets or properties required to be obtained prior to the consummation of any of the Transactions, the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to (x) have a Company Material Adverse Effect, (y) materially impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Transactions contemplated by this Agreement.

         Section 4.8 REPORTS AND FINANCIAL STATEMENTS.

         (a) The Company has filed with the SEC the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC, other than as contemplated by this Agreement.

         (b) Each of the Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries. The Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and rules and regulations of the SEC. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present in all material respects,
(i) the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders equity and cash flows of the Company and the Company Subsidiaries for the periods presented therein.

         Section 4.9 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Company's board of directors and committees of the Company's board of directors, and no meeting of any of such stockholders, the Company's board of directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

         Section 4.10 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise which, individually, or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

         Section 4.11 INTERIM OPERATIONS. Since the IPO Date, the business of the Company and each Company Subsidiary has been conducted only in the ordinary and usual course consistent with past practice and there has not been any change in the financial condition, properties, businesses or results of operations of the Company or any of the Company Subsidiaries or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, has resulted in or is reasonably likely to have a Company Material Adverse Effect.

         Section 4.12 ABSENCE OF CERTAIN CHANGES. Since the IPO Date, neither the Company nor any Company Subsidiary has:

         (a) suffered any Company Material Adverse Effect;

         (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds five hundred thousand dollars ($500,000) (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any material change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves or allowances;

         (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the IPO Date which could reasonably be expected to have a Company Material Adverse Effect;

         (d) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, claim, lien, security interest, encumbrance or restriction of any kind, except for liens for current Taxes not yet due or for Taxes being contested in good faith;

         (e) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

         (f) cancelled any debt or waived any claim or right of substantial value which could reasonably be expected to have a Company Material Adverse Effect;

         (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

         (h) disposed of or permitted to lapse any right to the use of any Intellectual Property, or disposed of or disclosed to any Person, other than representatives of Parent, any trade secret, formula, process, know-how or other Intellectual Property not yet a matter of public knowledge except in the ordinary course of business consistent with past practice;

         (i) granted any material increase in the compensation of officers or employees as a group (including any such increase pursuant to any bonus, pension, profitsharing or other plan or commitment) or any material increase in the compensation payable or to become payable to any officer or employee, and no material increase is customary on a periodic basis or required by agreement or understanding;

         (j) except in the ordinary course of business consistent with past practice, made any single capital expenditure or commitment in excess of $500,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of the amounts set forth in the Company's capital plan previously delivered or made available to Parent for additions to property, plant, equipment or intangible capital assets;

         (k) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

         (l) made any change in any method of Tax or GAAP accounting or accounting practice except as required by applicable law or by changes in GAAP after the date of this Agreement;

         (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any, of its officers or directors, except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the year ended 1999;

         (n) accelerated, terminated, made modifications to, or cancelled, and no other party has accelerated, terminated, made modifications to, or cancelled any agreement, contract, lease, or license to which the Company or its Subsidiaries is a party or by which it or its Subsidiaries is bound, the acceleration, termination, cancellation of, or the modification to, which could reasonably be expected to have a Company Material Adverse Effect;

         (o) agreed, whether in writing or otherwise, to take any action described in this section; or

         (p) adopted or amended any Benefit Plan, entered into or terminated any employment agreement, paid any special bonus or incentive remuneration to any individual in the Company's employ or service, entered into or implemented any severance or change in control benefit agreement or program with any such individual, or made any loans or extensions of credit to any such individual, except in the ordinary course of business consistent with past practice.

         Section 4.13 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. The Company does not know of any valid basis for any such action, proceeding or investigation. Neither the Company nor any Company Subsidiary is in default under or in violation of any Company Agreement or commitment or restriction to which the Company or any Company Subsidiary is a party or by which any of them or any of their assets is bound, the violation of which could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which could reasonably be expected to have a Company Material Adverse Effect or could have a material adverse effect on its business practices, reasonably expected to delay or prevent consummation of any of the Transactions or be reasonably expected to limit the Company's ability to acquire any property or conduct its business in any area.

         Section 4.14 COMPANY BENEFIT PLANS.

         (a) SECTION 4.14 OF THE COMPANY DISCLOSURE LETTER lists each Company Benefit Plan.

         (b) With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (of, if not written, a written summary of its material terms) and the most recent summary plan description and summary of material modifications, if any, related to such Company Benefit Plan, (ii) each trust agreement, insurance contract or other funding arrangement, (iii) the most recent annual report (Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, permit application and prospectus. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code.

         (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Internal Revenue Code (including the prohibited transaction rules thereunder), and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims) and to the knowledge of the Company there is no pending audit or inquiry by the Internal Revenue Service or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances that could subject the Company or any Company Subsidiary to any material liability (other than for routine benefit liabilities) relating in any way to any Company Benefit Plan.

         (d) Each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liability or which are reflected on the Company's most recent consolidated balance sheet).

         (e) Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) or 4975(e)(7) and Section 501(a), respectively, of the Internal Revenue Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred that could reasonably be expected to cause the loss of such qualified status.

         (f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

         (g) With respect to each Benefit Plan required to be set forth in the Company Disclosure Letter that is subject to Title IV of ERISA or the minimum funding rules of ERISA or the Internal Revenue Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty (30) days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

No material liability under Title IV of ERISA has been incurred by the Company or any other Company ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. To the knowledge of the Company, none of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Internal Revenue Code.

         (h) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To knowledge of the Company, the Company and each of the Company Subsidiaries are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

         (i) The Company has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of one hundred thousand dollars ($100,000),
(ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions.

         (j) Except as set forth on SECTION 4.14(j) OF THE COMPANY DISCLOSURE LETTER, to the knowledge of the Company (after due inquiry), the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company, or its Subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Internal Revenue Code). Section 4.14(j) OF THE COMPANY DISCLOSURE LETTER sets forth a list of all persons who the Company reasonably believes are, with respect to the Company or any Company Subsidiary, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) as of the date of this Agreement and the projected amount of any excess parachute payments.

         (k) No administrator or similar Person or body has exercised its discretion under the Company's 1999 Stock Option Plan to cause any outstanding Company Option to terminate in connection with any of the Transactions.

         Section 4.15 TAX MATTERS, GOVERNMENT BENEFITS.

         (a) The Company and each Company Subsidiary have duly filed all material Tax Returns that are required to be filed, and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns. All such Tax Returns were correct and complete in all material respects and accurately reflected all material liability for Taxes for the periods covered thereby at the time such Tax returns were filed. Since the IPO Date, the Company and the Company Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business that could reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where the Company or the Company Subsidiary, as the case may be, does not file Tax Returns, that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

         (b) The federal income Tax Returns of the Company and each of the Company Subsidiaries have been filed with the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including the date hereof, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (c) No federal, state, local or foreign audit, examination or other administrative proceeding is pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. There is no material dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

         (d) Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a "subsection
(f) asset" (as such term is defined in Section 341(f)(4) of the Internal Revenue
Code) owned by the Company or any Company Subsidiary.

         (e) The Company has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Internal Revenue Code.

         (f) Neither the Company nor any Company Subsidiary is a party to any material Tax sharing, Tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

         (g) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         Section 4.16 TITLE TO PROPERTIES; ENCUMBRANCES. Each of the Company and the Company

Subsidiaries has good and valid title to all the properties and assets which it purports to own (real, personal and mixed, tangible and intangible) and which are reflected in the Balance Sheet, and all the properties and assets purchased by the Company and the Company Subsidiaries since the IPO Date, in each case free and clear of all mortgages, title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever including, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except, with respect to all such properties and assets: (a) liens shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or any Company Subsidiary and which have arisen only in the ordinary course of business and consistent with past practice since the IPO Date; and (c) liens for current Taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

         Section 4.17 LEASES. SECTION 4.17 OF THE COMPANY DISCLOSURE LETTER contains a true and complete list of all material leases pursuant to which the Company or any Company Subsidiary leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, are in full force and effect and there is no existing material default by the Company or any Company Subsidiary thereunder and no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the Transactions without requiring modification in the rights or obligations of the lessee under such leases.

         Section 4.18 ENVIRONMENTAL LAWS. (a) The Company and each Company Subsidiary are in compliance in all material respects with all Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof, (b) to the knowledge of the Company, neither the Company nor any Company Subsidiary has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company, any Company Subsidiary or for which the any of them is responsible, and there is no pending or, to the knowledge of the Company, threatened Environmental Claim; and
(c) to the knowledge of the Company, there is no past or present fact or circumstance that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of the Company Subsidiaries, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

         Section 4.19 INTELLECTUAL PROPERTY.

         (a) SECTION 4.19(a) OF THE COMPANY DISCLOSURE LETTER contains a true and complete list of all of the Company's and the Company Subsidiaries' patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, copyrights and copyright registrations and applications and any other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company and/or any Company Subsidiary to protect its interests in the Company Intellectual Property.

         (b) TRADEMARKS. The Company's sole Trademark registration is currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question. No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the knowledge of the Company, no such action has been threatened in writing within the one (1) year period prior to the date of this Agreement. To the knowledge of the Company, there has been no prior use of any material Trademark by any third party that confers upon said third party superior rights in any such Trademark. The Company and its Subsidiaries have taken all reasonable measures to protect the Trademarks against third party infringement, and the Trademarks registered in the United States have been continuously used by the Company or one of its Subsidiaries since the date set forth in, the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

         (c) PATENTS. All issued Patents are currently in material compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question. To the knowledge of the Company, no Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the knowledge of the Company, no such action has been threatened within the one (1) year period prior to the date of this Agreement. To the knowledge of the Company, there is no patent or patent application of any person that invalidates any claim the Company or any of its Subsidiaries has in any issued Patent.

         (d) TRADE SECRETS. The Company and each of its Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect their respective rights in confidential information and Trade Secrets. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries enforces a policy of requiring each relevant employee, consultant and contractor to execute agreements that contain provisions designed to prevent unauthorized disclosure of the Company's confidential information and Trade Secrets. With respect to employees, such agreements are substantially in the Company's standard forms and also assign to the Company or such Subsidiary, as the case may be, all rights to any Intellectual Property relating to the Company's or such Subsidiary's business that is developed by the employee in the course of his or her activities for the Company or any of its Subsidiaries or is developed during working hours using the resources of the Company or any such Subsidiary. With respect to contractors and consultants, the agreements either assign all Intellectual Property Rights developed pursuant to the agreement or license such rights on agreed-upon terms. Except under confidentiality obligations, to the knowledge of the Company, there has been no disclosure by the Company or any Subsidiary of material confidential information or Trade Secrets.

         (e) LICENSE AGREEMENTS. SECTION 4.19(e)(i) OF THE COMPANY DISCLOSURE LETTER sets forth a complete and accurate list of each license agreement granting to the Company or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property other than software commercially available on reasonable terms to any person for a license fee of no more than fifty thousand dollars ($50,000) or shrink wrap licenses to commercially available software sold at retail (collectively, the "INBOUND LICENSE AGREEMENTS"), indicating for each the title and the parties thereto and the amount of any future royalty or license fee payable thereunder. SECTION 4.19(e)(ii) OF THE COMPANY DISCLOSURE LETTER sets forth a complete and accurate list of all material license agreements in effect during the period from the IPO Date to the date hereof under which the Company or any of its Subsidiaries licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses or licensed products for which the total payments to the Company and its Subsidiaries did not exceed fifty thousand dollars ($50,000) and otherwise are not material to the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole (collectively, the "OUTBOUND LICENSE AGREEMENTS"), indicating for each the title and the parties thereto. There is no material outstanding or, to the knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

         (f) OWNERSHIP; SUFFICIENCY OF IP ASSETS. The Company or one of its Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property used in its business. No person other than the Company, its Subsidiaries or any of their customers, in the ordinary course of business, has been granted any interest in a right to use all or any portion of the Intellectual Property necessary or required for the conduct of the Company's business.

         (g) PROTECTION OF IP. The Company has taken reasonable steps to protect the Intellectual Property of the Company and its Subsidiaries.

         (h) NO INFRINGEMENT BY THE COMPANY. To the knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company and its Subsidiaries, and all Intellectual Property used in the conduct of the Company's and its Subsidiaries' businesses as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party.

         (i) NO PENDING OR THREATENED INFRINGEMENT CLAIMS. No litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the knowledge of the Company, no notice or other claim in writing has been received by the Company or any of its Subsidiaries within the one (1) year prior to the date of this Agreement, (i) alleging that the Company or any of its Subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company, except where such violation could not reasonably be expected to have a Company Material Adverse Effect. No Intellectual Property (y) that is owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by the Company or any such Subsidiary, except as may be specifically provided in any such Outbound License Agreement, or (z) that is the subject of an Inbound License Agreement is, to the knowledge of the Company, subject to any outstanding judgment, decree, stipulation or agreement restricting the use, sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries, except as provided in the Inbound License Agreements.

         (j) NO INFRINGEMENT BY THIRD PARTIES. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries.

         (k) ASSIGNMENT; CHANGE OF CONTROL. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property, except where such loss or impairment could not reasonably be expected to have a Company Material Adverse Effect.

         Section 4.20 EMPLOYMENT MATTERS.

         (a) To the knowledge of the Company, the Company and each Company Subsidiary are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. To the knowledge of the Company, the Company and each Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing which could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There is no pending claim against the Company or any Company Subsidiary under any workers compensation plan or policy or for long-term disability. There is no controversy pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any U.S. Governmental Entity. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither the Company nor any Company Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To the Company's knowledge, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary have given notice to the Company or any Company Subsidiary, and neither the Company nor any of its Subsidiaries is otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

         (b) SECTION 4.20(b) OF THE COMPANY DISCLOSURE LETTER lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise), the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Company Subsidiary whose annual compensation exceeded (or, in 2000, is expected to exceed) one hundred thousand dollars ($100,000).

         (c) All officers, employees and consultants of the Company and each Company Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth in SECTION 4.20(c) OF THE COMPANY DISCLOSURE LETTER.

         Section 4.21 COMPLIANCE WITH LAWS. The Company and each of the Company Subsidiaries are in compliance in all material respects with and, to the knowledge of the Company, have not violated in any material respect any applicable law, rule or regulation of any United States federal, state, local, or foreign Governmental Entity applicable to the Company or any of its Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any such violation. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to obtain such licenses and permits or approvals could not reasonably be expected to have a Company Material Adverse Effect.

         Section 4.22 CONTRACTS AND COMMITMENTS.

         Except as set forth in SECTION 4.22 OF THE DISCLOSURE SCHEDULE:

         (a) Except for agreements, contracts and commitments filed as exhibits to the Company SEC Documents, neither the Company nor any Company Subsidiary has any agreements, contracts and commitments having a value of in excess of $1 million or which are otherwise material to the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole.

         (b) No purchase contract or commitment of the Company or any Company Subsidiary continues for a period of more than twelve (12) months or is in excess of the normal, ordinary and usual requirements of business or at any excessive price, except for contracts and commitments made in the ordinary course of business and consistent with past practices.

         (c) There is no outstanding sales contract, commitment or proposal of the Company or any Company Subsidiary which would, to the knowledge of the Company, result in any material loss to the Company or any Company Subsidiary upon completion or performance thereof, after allowance for direct distribution expenses nor is there any outstanding contract, bid or sales or service proposal quoting price which could result in a loss.

         (d) Neither the Company nor any Company Subsidiary has any collective bargaining or union contracts or agreements.

         (e) Neither the Company nor any Company Subsidiary has any outstanding contracts having a value individually or in the aggregate exceeding $100,000 with any officer, employee, agent, consultant, advisor, salesperson or sales representative that is not cancelable by it on notice of not longer than thirty
(30) days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

         (f) Neither the Company nor any Company Subsidiary is in material default, nor has the Company or any Company Subsidiary received notice of, any valid claim of material default, under any agreement, contract or commitment which is material to the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole.

         (g) To the knowledge of the Company, neither the Company nor any Company Subsidiary is restricted or prohibited by agreement, order or decree from, directly or indirectly, carrying on its business anywhere in the world.

         (h) To the knowledge of the Company, neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

         (i) Neither the Company, nor any Company Subsidiary is a party to any agreement or arrangement or is otherwise under any obligation or commitment to provide any type of tax subsidy, tax gross-up payment or other form of tax reimbursement or indemnity to any person with respect to any excise tax liability such person may incur under Internal Revenue Code Section 4999 (or any successor provision) in connection with the consummation of the transactions contemplated by this Agreement or upon the occurrence of any additional or subsequent events following the consummation of such transactions.

         Section 4.23 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, to the Company's knowledge, neither the Company nor any Company Subsidiary has received any notice of termination or to the knowledge of the Company, threat of termination from any of the ten (10) largest suppliers or the ten (10) largest customers of the Company and its Subsidiaries. There has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than five percent (5%) of the Company's sales (on a consolidated basis) since the Balance Sheet Date, or any supplier from whom the Company and the Company Subsidiaries purchased more than five percent (5%) of the goods or services (on a consolidated basis) which it purchased during the same period.

         Section 4.24 INFORMATION IN SCHEDULE 14D-9. The information supplied by the Company for inclusion in the Offer Documents, the Schedule 14D-9 and the Schedule TO/Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Schedule TO/Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Schedule 14D-9 or the Schedule TO/Schedule 13E-3.

         Section 4.25 INFORMATION IN PROXY STATEMENT. The Proxy Statement, if any, will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

         Section 4.26 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Morgan Stanley & Co. Incorporated (the "FINANCIAL ADVISOR") dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and Purchaser) in the Tender Offer and the Merger is fair to such holders from a financial point of view. After delivery of such opinion, the Company will promptly provide an accurate and complete copy of such opinion to Purchaser.

         Section 4.27 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for any unlawful contribution, payment, gift, or entertainment, or made any unlawful expenditure relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift or expenditure. The Company and each Company Subsidiary which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

         Section 4.28 INSIDER INTERESTS. Except as disclosed in the Company SEC Documents, to the knowledge of the Company, no present or former Affiliate of the Company has, or since December 31, 1998 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Company Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Company Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Company Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Company Subsidiaries.

         Section 4.29 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for the Financial Advisor. True and correct copies of all agreements between the Company and the Financial Advisor including any fee arrangements are included in SECTION 4.29 OF THE COMPANY DISCLOSURE LETTER.

         Section 4.30 INSURANCE. SECTION 4.30 OF THE COMPANY DISCLOSURE LETTER sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Company Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been made available to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Company Subsidiaries have complied in all material respects with the terms and provisions of such policies.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                          OF STC, Parent AND Purchaser

         STC, Parent and Purchaser represent and warrant to the Company that:

         Section 5.1 ORGANIZATION. Each of STC, Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect or the ability of STC, Parent or Purchaser to timely consummate any of the Transactions.

         Section 5.2 AUTHORIZATION, VALIDITY OF AGREEMENT, NECESSARY ACTION. Each of STC, Parent and Purchaser has all requisite corporate power and authority to execute and deliver this

Agreement and to consummate the Transactions. The execution, delivery and performance by STC, Parent and Purchaser of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by the boards of directors of each of STC, Parent and Purchaser, by STC as the sole stockholder of Parent, and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of STC, Parent or Purchaser is necessary to authorize the execution and delivery by STC, Parent and Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by STC, Parent and Purchaser, and, assuming due and valid authorization, execution and delivery by the Company, is a valid and binding obligation of each of STC, Parent and Purchaser, enforceable against each of them in accordance with its terms.

         Section 5.3 CONSENTS AND APPROVALS, NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, none of the execution, delivery or performance of this Agreement by STC, Parent or Purchaser, the consummation by STC, Parent or Purchaser of the Transactions or compliance by STC, Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of STC, Parent or Purchaser; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, or on the ability of STC, Parent or Purchaser to timely consummate any of the Transactions.

         Section 5.4 INFORMATION IN DOCUMENTS. The Offer Documents and the Schedule TO/Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by STC, Parent or Purchaser with respect to information furnished by the Company expressly for inclusion in the Offer Documents. The information supplied by STC, Parent and Purchaser for inclusion in the Schedule 14D-9 and the Schedule TO/Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.5 INFORMATION IN PROXY STATEMENT. None of the information furnished by STC, Parent or Purchaser for inclusion in the Proxy Statement, if any, will, at the date mailed to stockholders or the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

         Section 5.6 SUFFICIENT FUNDS. Either STC, Parent or Purchaser has available and will have available at the Payment Date and the Closing, sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price and to pay all fees and expenses of Parent and Purchaser related to the Transactions.

         Section 5.7 SHARE OWNERSHIP. Except as set forth in SCHEDULE 5.7, none of STC, Parent, Purchaser or any of their respective Affiliates or Associates owns any Shares.

         Section 5.8 PARENT'S AND PURCHASER'S OPERATIONS. Parent and Purchaser were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations other than in connection with, the Subscription Agreement, the Tender Agreements and the Transactions.

         Section 5.9 BROKERS OR FINDERS. None of STC, Parent nor any of their respective Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Salomon Smith Barney Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm.

                                    ARTICLE 6

                                    COVENANTS

         Section 6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that during the period from the date of this Agreement until the earlier to occur of (a) the termination of this Agreement or (b) the Appointment Date, except (i) as contemplated by the Transactions, (ii) as set forth in
SECTION 6.1 OF THE COMPANY DISCLOSURE LETTER or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld):

         (a) the business of the Company and each of the Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and the Company and each Company Subsidiary shall use its commercially reasonable efforts to preserve its business organization substantially intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having significant business dealings with it, to the end that the goodwill and ongoing business of each of them shall be materially unimpaired at the Effective Time;

         (b) neither the Company nor any Company Subsidiary shall: (i) amend its Amended and Restated Certificate of Incorporation or Amended By-Laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date of this

Agreement pursuant to the exercise of Company Options outstanding on the date of this Agreement or Company Options issued in compliance with this Agreement,
(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any outstanding shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

         (c) neither the Company nor any Company Subsidiary shall materially modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

         (d) neither the Company nor any Company Subsidiary shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in excess of $500,000; (ii) materially modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $500,000, except as described in SECTION 6.1(d) OF THE COMPANY DISCLOSURE LETTER as being in the ordinary course of business; (iv) make any loan, advance or capital contribution to, or investment in, any other Person (other than to or in wholly owned Company Subsidiaries) in excess of $500,000; or (v) enter into any commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate) requiring payments in excess of $500,000;

         (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell or dispose of any assets except for (i) sales of assets pursuant to existing contracts or commitments in the ordinary and usual course of business and (ii) dispositions of useless or worthless assets;

         (f) except as otherwise specifically provided in this Agreement or in the Schedule 14D-9, make or offer to make any material change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business and consistent with past practice) or to Persons providing management services, or enter into or amend any material employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any material change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise; or

         (g) except as otherwise contemplated by this Agreement or by the
Schedule 14D-9 or as specifically set forth in SECTION 6.1(g) OF THE COMPANY DISCLOSURE LETTER, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate (except for payments and accruals made in the ordinary course of business and consistent with past practice), (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days in excess of $50,000 (except payments and accruals made in the ordinary course of business consistent with past practice), (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits in excess of $50,000 pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

         (h) neither the Company nor any Company Subsidiary shall exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other "change in control" of the Company (as defined in the Company Benefit Plans) or otherwise;

         (i) neither the Company nor any Company Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP;

         (j) neither the Company nor any Company Subsidiary shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of Parent, except policies providing coverage for losses not in excess of fifty thousand dollars ($50,000);

         (k) neither the Company nor any Company Subsidiary shall settle or compromise any pending or threatened suit, action or claim that relates to the transactions contemplated hereby, except to the extent the amount of any such settlement or compromise has been reserved for on the Financial Statements contained in any Company SEC Documents or could not reasonably be expected to have a Company Material Adverse Effect;

         (l) neither the Company nor any Company Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or as required by all applicable law;

         (m) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

         (n) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to

Taxes unless required by GAAP or change in the Internal Revenue Code or the regulations under the Internal Revenue Code, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

         (o) neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions to the Offer set forth in Appendix A to this Agreement or any of the conditions set forth in ARTICLE 7 not being satisfied, or would make any representation or warranty of the Company contained in this Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms thereof or materially delay such consummation;

         (p) the Company shall not permit its plan administrator or similar Person or body to cause any outstanding Company Option to terminate in connection with any of the Transactions; and

         (q) neither the Company nor any Company Subsidiary will enter into an agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (and the Company shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

         Section 6.2 ACCESS; CONFIDENTIALITY. (a) The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent upon reasonable notice given by the Parent to the Company, reasonable access during the period from the date of this Agreement until the earlier of (i) the termination of this Agreement or (ii) the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish reasonably promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (y) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, access to the Company shall not interfere with the day-to-day operation of the Company's business except in a commercially reasonable manner. After the Appointment Date, the Company shall provide Parent and such Persons as Parent shall designate with all such information, at anytime as Parent shall reasonably request.

         (b) Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

         Section 6.3 REASONABLE EFFORTS.

         (a) Prior to the Closing, upon the terms and subject to the conditions set forth of this Agreement, Parent, Purchaser and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (under this Agreement and subject to any applicable laws) to consummate the Offer and the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Offer, the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

         (b) Prior to the Closing upon the terms and subject to the conditions set forth herein, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Offer, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to effect such transfers, amendments or modifications. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party shall furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable.

         (c) The Company and Parent shall file as soon as practicable, but in no event later than two (2) Business Days after the commencement of the Offer, notifications under the HSR Act and respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as reasonably practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR

Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

         (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

         Section 6.4 NOTIFICATION OF COMPETING TRANSACTION.

         (a) The Company will promptly, but in any event within 24 hours, notify Parent of the existence of any proposal, discussion, negotiation or inquiry, which could reasonably be expected to lead to an Acquisition Proposal, received by the Company, and the Company will promptly, but in any event within 24 hours, communicate to Parent the material terms of any such proposal, discussion, negotiation or inquiry, which it may receive (and will promptly, but in any event within 24 hours, provide to Parent copies of any written materials received by the Company, any Company Subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation and shall immediately communicate to Parent the status of such proposal, discussion or inquiry. The Company will promptly, but in any event within 24 hours, provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent.

         (b) Except as set forth in this SECTION 6.4(b), neither the Company's board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, the approval or recommendation by such board of directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company's board of directors may (x) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, (y) approve or recommend a Superior Proposal, or (z) enter into an agreement with respect to a Superior Proposal, in each case at any time after the third Business Day following Parent's receipt of written notice (such notice being referred to herein as the "SECTION 6.4(b) NOTICE") from the Company advising Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions set forth in this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. If the terms of this Agreement, as adjusted, are identical to the Superior Proposal, this Agreement shall not be terminated pursuant to Section 8.1(c)(ii). The Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to SECTION 8.1 and the Company has paid all amounts due to Parent pursuant to SECTION 9.1.

         Section 6.5 PUBLICITY. The initial press release with respect to the execution of this

Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the Appointment Date, or the date this Agreement is terminated pursuant to ARTICLE 8 (whichever occurs first), neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

         Section 6.6 NOTIFICATION OF CERTAIN MATTERS. Prior to the Appointment Date, the Company shall give reasonably prompt notice to Parent, and Parent, Purchaser and STC shall give reasonably prompt notice to the Company, of (i) the occurrence of any event which caused any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, PROVIDED, HOWEVER, that the delivery of, or failure to deliver, any notice pursuant to this SECTION 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 6.7 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

         (a) It is understood and agreed that, subject to the limitations on indemnification contained in the DGCL, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall following the Effective Time, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (PROVIDED, that any such settlement is effected with the written consent of Parent or the Surviving Corporation, such consent not to be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable law, the terms of the Company's certificate of incorporation or the by-laws, as in effect at the date hereof.

         (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six (6) years after the Effective Date, PROVIDED, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; PROVIDED, FURTHER, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this SECTION 6.7(b) in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose; and PROVIDED, FURTHER, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this SECTION 6.7(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis for such purpose.

         (c) The provisions of this SECTION 6.7 shall survive any termination of this Agreement pursuant to Article 8. Notwithstanding SECTION 9.6, this SECTION
6.7 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

         (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 6.7.

         Section 6.8 STATE TAKEOVER LAWS. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the board of directors of the Company; PROVIDED, HOWEVER, that the Section 203 Approval may be withdrawn, revoked or modified by the board of directors of the Company if this Agreement is terminated pursuant to Article 8 hereof. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other Transactions, the Company or the applicable Company Subsidiary, on the one hand, and if required by applicable law STC, the Parent or the Purchaser on the other hand, shall take all action necessary to render such statute inapplicable to all of the foregoing.

         Section 6.9 PURCHASER COMPLIANCE. STC shall cause Parent and Purchaser to comply with all of its obligations under or related to this Agreement, including to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

         Section 6.10 BOARD MEETING. Prior to the consummation of the Merger, Parent and the Company shall take all such steps as may be required to cause the Transactions contemplated by this Agreement and any dispositions of equity securities of the Company or acquisitions of equity securities of Parent in connection with this Agreement or the Subscription Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

         Section 6.11 FURTHER ACTION. Upon the terms and subject to the conditions hereof, STC, Parent and Purchaser in good faith shall use commercially reasonable efforts to take, or cause to be taken, all actions and to, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

         Section 6.12 EMPLOYEES.

         (a) Parent and STC agree to cause the Surviving Corporation to honor in accordance with their terms all Company Benefit Plans and all employment and severance agreements in each case listed in Section 6.12 of the Company Disclosure Letter (or filed as exhibits to the Company SEC Documents), and all accrued benefits vested thereunder.

         (b) Parent agrees to cause the Surviving Corporation to provide as of the Closing employees of the Company and its Subsidiaries retained by the Surviving Corporation with employee benefits substantially similar to the Company Benefit Plans set forth in SECTION 4.14 of the Company Disclosure Letter; PROVIDED, HOWEVER, that the Parent shall be entitled to implement a stock option plan in its discretion, without regard to the terms of the Company Stock Option Plan.

         (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each Person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "COMPANY EMPLOYEE") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent benefit plan to waive any preexisting condition which was waived or otherwise covered under the terms of any Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sabbatical time of the Company Employees as of the date of Closing, in accordance with the terms of such Company policies, and Parent shall provide such vacation and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies. Nothing in this Section 6.12 shall be construed to create any entitlement to employment other than "at will" or any other entitlement.

                                   ARTICLE 7

                                   CONDITIONS

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger.

         (b) STATUTES; COURT ORDERS. No statute, law or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

         (c) PURCHASE OF SHARES IN OFFER. Parent, Purchaser or their Affiliates shall have purchased the Shares pursuant to the Offer.

         (d) GOVERNMENTAL APPROVAL. Any governmental or regulatory notices, approvals or other requirements necessary to consummate the Merger shall have been given, obtained or complied with, other than notices, approvals or other requirements the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE 8

                                   TERMINATION

         Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

         (a) Subject to SECTION 2.3(c), by the mutual written consent of Parent and the Company;

         (b) By either of the Company or Parent:

                  (i) if the Offer shall have expired without any Shares being accepted for payment by the Purchaser pursuant to the Offer by the Termination Date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to accept for payment the Shares pursuant to the Offer on or prior to such date; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

         (c) By the Company:

                  (i) if Parent or Purchaser shall have failed to commence the Offer within fifteen (15) Business Days following the date of the initial public announcement of the Offer; PROVIDED, that the Company may not terminate this Agreement pursuant to this SECTION 8.1(c)(i) if the Company is at such time in material breach of its obligations under this Agreement;

                  (ii) in connection with entering into a definitive agreement as permitted by SECTION 6.4(b), PROVIDED, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company makes simultaneous payment to Parent of funds as required by SECTION 9.1(b);

                  (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach is incapable of being cured or cannot be or has not been cured by Parent or Purchaser within twenty (20) days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

         (d) By Parent (on behalf of itself, STC and Purchaser):

                  (i) if, due to an occurrence, involving a material breach by the Company of its obligations hereunder, Purchaser shall have failed to commence the Offer within fifteen (15) Business Days following the date of the initial public announcement of the Offer;

                  (ii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company's board of directors shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended the approval or acceptance of an Acquisition Proposal or shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Acquisition Proposal with a Person (other than Parent, Purchaser or their Affiliates); or

                  (iii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which causes the failure of a condition set forth in paragraph (d) or (e) of APPENDIX A to this Agreement and such breach has not been cured within twenty (20) days after the giving of written notice of such breach.

         Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement or abandonment of the Merger by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment is made, this Agreement shall become void and have no further effect, without any liability or obligation on the part of STC, Parent, Purchaser or the Company; PROVIDED, HOWEVER, that (i) the provisions of SECTION 4.29, SECTION 5.9 and SECTION 6.2(b), this SECTION 8.2 and ARTICLE 9, which shall survive any such termination; and (ii) nothing herein shall relieve the Company or any of its Affiliates from liability or damages resulting from any willful and material breach of this Agreement; and (iii) nothing herein shall relieve STC, Parent or Purchaser or any of its Affiliates from liability or damages resulting from any breach of this Agreement.

                                   ARTICLE 9

                                  MISCELLANEOUS

         Section 9.1 FEES AND EXPENSES.

         (a) Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

         (b) If

                  (i) the Company shall enter into a definitive written agreement which accepts or implements a Superior Proposal, the Company shall pay Parent an amount equal to the Termination Fee concurrently with its execution of such agreement;

                  (ii) either the Company or Parent terminates this Agreement pursuant to SECTION 8.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal by a Person other than Parent, Purchaser or any of their Affiliates (and such Acquisition Proposal has not been withdrawn prior to the time of such termination), and at any time prior to, or within twelve months after the termination of this Agreement, the Company shall have consummated a transaction with respect to such Acquisition Proposal, the Company shall pay Parent an amount equal to the Termination Fee concurrently with the consummation of the transaction contemplated by such Acquisition Proposal;

                  (iii) the Company shall terminate this Agreement pursuant to SECTION 8.1(c)(ii), the Company shall pay Parent an amount equal to the Termination Fee concurrently with the Company's termination of this Agreement; or

                  (iv)     Parent shall terminate this Agreement pursuant to
         SECTION 8.1(d)(ii), the Company shall pay Parent an amount equal to the Termination Fee within two (2) Business Days after Parent's termination of this Agreement;

The Company hereby waives any right to set off or counterclaim against such amount solely to the extent that such right to set off or counterclaim does not arise out of this Agreement or the Transactions. The Termination Fee shall be paid in same day funds.

         (c) The Company and Company Subsidiaries expressly acknowledge that the agreements contained in this SECTION 9.1(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company or any Company Subsidiary fail promptly to pay the Termination Fee, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company or any Company Subsidiary for the Termination Fee, the Company and the Company Subsidiaries expressly shall be obligated, jointly and severally, to pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

         (d) If this Agreement is terminated pursuant to SECTION 8.1(c)(ii) OR 8.1(d), the Company shall reimburse Parent for Parent's Expenses within two (2) Business Days after invoice of such Expenses.

         Section 9.2 AMENDMENT AND MODIFICATION. Subject to applicable law and
SECTION 2.3, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of all of the parties hereto, by action taken by their respective boards of directors (which in the case of the Company shall include approvals as contemplated in SECTION 2.3(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration nor shall there be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

         Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Purchaser, to:

                           Convergent Holding Corporation
                           c/o Schlumberger Technology Corp.
                           277 Park Avenue
                           New York, New York  10172
                           Attention:  General Counsel
                           Telephone No.:  (212) 350-9100
                           Telecopy No.:  (212) 350-8127

                           with a copy (which shall not constitute notice) to:

                           Brobeck, Phleger & Harrison LLP
                           370 Interlocken Boulevard, Suite 500
                           Broomfield, Colorado  80021
                           Attention:  Richard R. Plumridge
                           Telephone No.:  (303) 410-2014
                           Telecopy No.:  (303) 410-2199
                                       and

                           if to the Company, to:

                           Convergent Group Corporation
                           6399 South Fiddler's Green Circle, Suite 600
                           Englewood, Colorado  80111
                           Attention:  Glenn Montgomery, Jr.
                           Telephone No.:  (303) 741-8400
                           Telecopy No.:  (303) 741-8401

                           with a copy (which shall not constitute notice) to:

                           O'Sullivan Graev & Karabell, LLP
                           30 Rockefeller Plaza, 41st Floor
                           New York, New York  10112
                           Attention:  Ilan S. Nissan
                           Telephone No.:  (212) 408-2400
                           Telecopy No.:  (212) 408-6220

         Section 9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the Tender Agreement, the Voting Agreements, the Subscription Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in SECTION 6.7 are not intended to confer upon any Person other than the parties hereto and subject to SECTION 9.12, their respective successors or assigns, and thereto any rights or remedies hereunder.

         Section 9.7 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 9.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         Section 9.10 WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this SECTION 9.10.

         Section 9.11 EXTENSION, WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 9.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent and such assignment shall not relieve Purchaser of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, in the event of an assignment by Purchaser of its obligations hereunder in accordance with this SECTION 9.12, the obligations of Purchaser shall be deemed to be the obligations of such assignee.

         IN WITNESS WHEREOF, STC, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             SCHLUMBERGER TECHNOLOGY CORP.


                             By
                               -------------------------------------------------
                             Name:
                             Title:


                             CONVERGENT HOLDING CORPORATION



                             By
                               -------------------------------------------------
                             Name:
                             Title:


                             CONVERGENT ACQUISITION SUB, INC.



                             By
                               -------------------------------------------------
                             Name:
                             Title:


                             CONVERGENT GROUP CORPORATION



                             By
                               -------------------------------------------------
                             Name:
                             Title:

                                   APPENDIX A

         CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights, subject to the provisions of the Agreement, to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, if (i) any applicable waiting period under the HSR Act has not expired or been terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Agreement and before the Expiration Date (as then extended), any of the following events shall have occurred and be continuing:

                  (a) there shall be pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's or any Company Subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, any Company Subsidiaries', Parent's or any of its Subsidiaries,
(ii) seeking to prohibit the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Subscription Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions or the Tender Agreement, (iii) seeking to obtain from the Company, Parent or Purchaser any monetary damages related to a violation of the HSR Act that are material in relation to the Company and the Company Subsidiaries, taking the Company together with its Subsidiaries as a whole, (iv) seeking to render illegal the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (v) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (vi) which otherwise is reasonably likely to have a Company Material Adverse Effect;

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) the Company's board of directors or any committee thereof
(i) shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal or (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal;

                  (d) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct as of the date of the Agreement or as of the scheduled Expiration Date (taking such representations and warranties with the same effect as if made on and as of such scheduled Expiration Date and without giving effect to any "material," "Company Material Adverse Effect" or similar qualifications), except for representations and warranties specifically made as of an earlier date, which shall only be required to be true and correct as of such earlier date, and except to the extent that the aggregate of all breaches of the representations and warranties of the Company could not reasonably be expected to have a Company Material Adverse Effect;

                  (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it prior to the scheduled Expiration Date under the Agreement;

                  (f) all consents set forth in SECTION 4.7 of the Company Disclosure Letter from Governmental Entities, shall not have been obtained and be in full force and effect, other than consents the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect;

                  (g) the Agreement shall have been terminated in accordance with its terms;

                  (h) the Employment Agreement with Glenn E. Montgomery, Jr., shall remain in full force and effect and shall not have expressed an intention not to continue his employment with the Surviving Corporation, PROVIDED, that this condition shall be deemed satisfied in the event that he has died or become permanently disabled.

         The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of Parent or Purchaser. Subject to the terms of the Agreement, including the automatic waiver of the conditions set forth in SECTION 2.1(d), the failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



                                      A-2